Exhibit 99.1

CORPORATE PARTICIPANTS

Brian Moore – EVC Group – IR

Caren Mason STAAR Surgical - President & CEO

Steve Brown STAAR Surgical - CFO

CONFERENCE CALL PARTICIPANTS

Chris Cooley Stephens, Inc. - Analyst

James Sidoti Sidoti & Company - Analyst

Matt Larew William Blair & Company, LLC - Analyst

Larry Haimovitch HMTC - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to STAAR Surgical's first quarter 2015 earnings conference call. At this time, all participants are in a listen only mode. Later we'll conduct a question and answer session and instructions will be given at that time.

If anyone should require operator assistance during the conference call, please press *0 on your touchtone telephone. And as a reminder, this conference call is being recorded. At this time I would like to hand the conference over to Mr. Brian Moore with EVC Group. Sir, you may begin.

Brian Moore - EVC Group - IR

Thank you, Sahid, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the company's financial results for the first quarter, which ended on April 3rd, 2015. Joining me on the call today are Caren Mason, President and CEO of STAAR Surgical, and Steve Brown, CFO.

The news release detailing the first quarter results was issued just after 4:00 PM Eastern time, and is now available on STAAR's website at www.staar.com.

Before we get started, let me quickly remind you that during the course of this conference call the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects.

These statements are based on judgement and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described In the Safe Harbor statement in today's press release, as well as STAAR's public periodic filings with the SEC. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and diluted net income per share information. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. Also, in order to compare our performance from period to period without the effect of currency fluctuations, we applied the same average exchange rate application to the prior period or constant currency rate to sales. A table reconciling the GAAP information to the non-GAAP information is included in today's financial release, which is available on our website.

Caren Mason - STAAR Surgical - President& CEO

Thank you, Brian, and good afternoon everyone. I will begin our discussion with general commentary on the state of the business, and the initial steps we are taking to enhance our results and shareholder returns. Steve will then review key first quarter fiscal year 2015 financial results before we open the call for your questions.

As you know, I took over as CEO on March 3rd, so my time in position has been brief. I did have the benefit of nine months of board service, so I have been a STAAR enthusiast since June of 2014.

I would like to briefly review my impressions of the business in three key areas of interest I believe shareholders want to understand: first, the status of our regulatory remediation; second, my impression of the receptivity of our lenses worldwide; and finally, the initial focused areas for improvement or change as I see them within the company.

I'd like to first address the regulatory remediation and quality systems improvement. We have an intense effort underway to address the observations noted in the warning letter from 2014, and the Form 483 letter from February of this year. We have submitted a plan to the FDA with our intent to answer the specific observations with action plans and systematic corrections and upgrades. We provide monthly updates to the FDA regarding our progress on completing our promised deliverables. We continue to work diligently to thoroughly complete our deliverable in a timely manner.

The path we have chosen to respond to the FDA's concerns will require an investment of approximately $4 million this year that we expect will be fully funded from internally generated cash flows. The investment breakdown includes a combination of fixed cost employee additions with skillset upgrades, equipment and building monitoring system upgrades, IT investment, and variable cost allocations for consultant support.

At this time, the FDA is reviewing our response and proposed plans. We will not comment, as we should not, on the timing of any agency response or any direction at all regarding potential outcome. I, along with my team, have as our number MBO a cultural transformation within STAAR where quality is the linchpin and guiding principle for every function and associated process in the company.

It was a great benefit for me, early in my tenure as CEO, to attend the American Society of Cataract and Refractive Surgeons, ASCRS, meeting earlier this month. I had the benefit of one-on-one meetings with some of the world's leading ophthalmic surgeons, significant distributors, visionary investors in Asia seeking to build exceptional and numerous eye surgery centers, and manufacturers of new technology or equipment to enhance the vision experience for surgeons and their patients.

I also had the opportunity to spend valuable time with our country leaders from around the world who joined me with leading surgeons in their regions, to define what the STAAR experience is today and how we can enhance that experience with service and products going forward.

Enthusiasm for our products and very high hopes for our future does not adequately describe the loyalty and appreciation these customers have for STAAR's lenses, especially the Visian ICL with the CentraFLOW technology.

Starting in Europe, I had a terrific meeting, for example, with a very well-respected surgeon whose last LASIK patient was in December of 2013. Today his practice provision correction uses almost exclusively the CentraFLOW lens. Fundamentally, when the surgeon is able to eliminate the PI, or peripheral iridotomy, the time of procedure and the time with patient for the entire experience is dramatically improved.

Numerous papers detailing the European refractive surgeon experience, with very positive patient outcome data, have been published and talks given about the exceptional results for lens implantation through patient follow-up. Here are a few highlights from papers presented at ASCRS originating from Europe and Asia.

First, Dr. Joaquin Fernandez Perez of Spain presented a paper on 63 eyes with the CentraFLOW ICL with two years of follow-up, concluding that the ICL is useful for an effective correction of moderate and high myopia in a predictable, safe and stable manner.

And finally, Dr. Sri Ganesh of India presented a comparative study between three modalities to correct myopia. Improvement in contrast, decrease in higher-order aberrations, and less dry eye appears to contribute to high definition vision and the highest patient satisfaction with a Toric ICL.

Turning to Asia, with CentraFLOW having only been approved late last year in China, 78% of our orders there are for this lens. The opportunity in Asia for myopic vision correction is clearly astounding. In the March issue of Nature, the challenge for young people was clearly outlined. I'll quote from the article. Beginning the quote, "Glasses have become the rule, not the exception, in Chinese universities. Up to 90% of teenagers and young adults are short sighted. In Seoul, Korea, a whopping 96.5% of 19-year-old men are short-sighted." Unquote.

Vision care centers and ophthalmic surgical suites are being invested in heavily by surgeons themselves and large healthcare business enterprises. We had the opportunity to meet with some of these users and investors at the ASCRS. This is clearly a very large opportunity for us, and we will be focused aggressively to answer the need for lens availability, speed, and exceptional surgeon and patient experience.

Regarding clinical proof in Asia, I would like to highlight a recent article authored by Dr. Kimi Shimizu, whom we were happy to congratulate as he was awarded a lifetime achievement honor as a legendary inventor and surgeon by his peers. His paper authored with leading doctors from Japan, published in December of 2014 in the Journal of Cataract and Refractive Surgery, indicated that the findings of the paper, which compared the quality of life for patients after Visian ICL implantation, compared to that after LASIK, were very good. It concluded that the Visian ICL may offer significant vision related quality of life benefits over wavefront guided LASIK for myopia in the long term.

In the US, we have a number of surgeons who are very successfully using the earlier generations of our ICL and IOL lenses. I attended talks at ASCRS given on the successful and enthusiastic use of our ICL and our nanoFLEX collamer IOL. I was repeatedly reminded of the exceptional qualities of our proprietary collamer material, which is appreciated by users throughout the world.

We do have a lot of work to do here in the US though to meet the standards of clinical proof and clinical utility that the newer version of our lenses require. Our growth will be limited in the US until we make the necessary investments and upgrades in how we work with leading surgeons in building credible, scientific, and user proof of substantive visual acuity with validated reported outcomes. This will be a key strategic imperative for us, and the work has already begun.

At its core, the company has the right stuff in many facets of the business. Certainly the collamer material is the linchpin of our current excellence. When we talk about technology in the whole area of visual acuity, we have an opportunity to broaden our scope to include many aspects of vision care that we may not have opportunistically addressed in the past. In order to better address these opportunities, we have established a strong emphasis on global strategic marketing, are establishing a team to manage this, have assigned a leader, and are emphasizing the importance of having a pipeline of ideas, new technologies, trending, and patient need translation that we can add to our capability arsenal.

Incremental investment in R&D will be another follow-up priority for us. We want to add intense rigor and discipline in the handoffs we take from our strategic marketing concept or product approvals to the project leadership and quantifiable deliverables of our R&D team. Some of this investment will be in pure research, but the rigor in development deliverables will be the main focus, and a strengthening of the team and reallocation of current investment is underway.

Additionally, we have investments to make in IT infrastructure for our regulatory requirements, scientific discipline, customer interface, and general productivity. We will be mapping out these investments this year and determining the most expeditious and affordable timetable for upgrade.

And finally, on the clinical advisory front, I plan to establish working groups of clinical regulatory advisors and surgeons on major projects so that our work is properly guided from product concept through design and clinical validation. We believe that the recent approval of the KAMRA corneal inlay to address presbyopia has demonstrated a successful pathway for properly securing a thorough and expedient roadmap to regulatory approval. We are pleased for AcuFocus, and as a company, a tenet ingrained in me by my time with GE, will be adopted. It is that we should continually be learning and unabashedly acquiring excellence from everywhere.

Steve Brown - STAAR Surgical - CFO

Thank you, Caren, and good afternoon everyone. I'll start the financial overview with topline results by product and market.

First, total ICL sales of $12.3 million for the first quarter of 2015 were approximately flat to the $12.2 million reported in the prior year period. EMEA ICL sales were $4.5 million during the first quarter, a decrease of 2% compared to the prior year period, but an increase of 9% in units. The decrease in sales was entirely attributable to the weakening of the euro and its impact on average selling prices.

In Asia-Pacific ICL sales were $6 million during the first quarter, a decrease of 3% compared to the prior year period, which was comprised of a 6% decrease in units, mostly offset by a 3% increase in average selling prices.

North America ICL sales were $1.7 million during the first quarter, an increase of 18% in both units and dollars compared to the prior year period, primarily due to the shipment of a large order from a customer that last year was shipped in the second quarter.

Our IOL product line was $5.4 million for the first quarter of 2015, and declined 19% compared to the $6.6 million reported in the prior year period. IOL sales were higher in the first quarter of 2014 due to increased purchases by Japanese customers for tax planning purposes. Also, in the first quarter of 2015, we decided to discontinue selling low-margin IOLs in China.

So then cumulatively for the first quarter of 2015, our sales were $18.9 million, a decline from the $20.2 million of sales we reported in the first quarter of 2014.

Now turning the discussion to margins and spending. Our gross margin declined just 40 basis points compared to the prior year period, to 68.4%, which was also a significant sequential improvement over the 56.7% gross margin we reported in the fourth quarter of 2014. Compared to the first quarter of 2014, gross margin benefit from improved average unit costs, and a small proportion of lower margin product sales, offset by the impact of a weaker euro on average selling prices, and moderately higher inventory reserves and freight and distribution costs as a proportion of sales.

First quarter operating expenses declined by 5% to $14.4 million as compared to the $15.2 million in the prior year quarter. This was primarily due to lower general and administrative expense of $280,000 from decreased compensation tax consulting costs, and lower marketing and selling expense of about $470,000 due to decreased marketing costs internationally and stock-based compensation.

Research and development expense, which includes remediation and other FDA expenses, was relatively flat at $3.6 million compared to the $3.5 million in the prior year period. R&D expense includes $1.4 million of remediation expenses for the first quarter of 2015, and is approximately the same amount of the FDA panel expenses that were spent in the first quarter of 2014.

Now turning our attention to the bottom line, the net loss for the first quarter of 2015 was $2.3 million, or $0.06 on a per diluted share basis, compared with a net loss of $1.4 million, or $0.04 on a per diluted share basis in the first quarter of 2014. The loss in the first quarter of 2015 resulted primarily from decreased sales, moderately lower gross profit, and remediation expenses.

On a non-GAAP basis, adjusted net income for the quarter was $1.1 million, or $0.03 a share, as compared to adjusted net income in the year ago quarter of $1.6 million, or $0.04 per diluted share. These adjusted figures exclude non-recurring expenses, such as manufacturing consolidation and FDA remediation, and gains and losses on foreign currency transactions and stock-based compensation.

Now turning to the balance sheet, cash and cash equivalents, as of April 3rd, 2015, totaled $10.8 million. During the quarter the company used

$2.2 million in cash. Our intention is to fund this year's remediation costs and other operating needs with operating income. This concludes my comments. Now I'd like to turn the call back to Caren.

Caren Mason - STAAR Surgical - President & CEO

Thanks, Steve. I would like to take a moment to thank STAAR's customers, investors, distribution partners and employees for the very warm welcome and willingness to spend significant time with me providing their views and aspirations for the company. This open dialogue is very helpful for the company, and I have found that the enthusiastic advocates for this company are many.

We do, however, have to do better in a number of areas. Some I have highlighted progress upon today with significant attention and investment required for the future. From a pure topline and bottom line perspective, based upon what I have visibility to early in my tenure, we do have the opportunity to significantly grow this business. I can assure you that we take seriously the responsibility to spend wisely while we seek to achieve this growth, assuring the preservation of cash while we make sound, well-paced investments. We will not be providing guidance, but we will endeavor to be as transparent as possible directionally as we seek to fulfill the promise that is STAAR Surgical.

And with that, we are ready to take your questions. Operator, please open up the line.

QUESTIONS AND ANSWERS

Operator

Thank you. (Operator instructions) Our first question comes from Chris Cooley from Stephens. Your line is open, please go ahead.

Chris Cooley - Stephens, Inc. - Analyst

Good afternoon, can you hear me okay?

Caren Mason - STAAR Surgical - President & CEO

Yes, we can. Hi, Chris. Hello?

Operator

Sir, your line is open. Please go ahead. Our next question comes from James Sidoti from Sidoti & Company. Your line is open, please go ahead.

James Sidoti - Sidoti & Company - Analyst

Good afternoon. Can you hear me?

Caren Mason - STAAR Surgical - President & CEO

Yes, we can.

James Sidoti - Sidoti & Company - Analyst

Great. Great. Just let's start with the remediation expenses. You said you expect about $4 million more in the quarter. Is that -- I'm sorry, was that

$4 million more or a total of $4 million?

That's a total of $4 million.

James Sidoti - Sidoti & Company - Analyst

Okay. So you've already spent $1.4 million this quarter, so, Steve, how should we look at the timing for that. Will the second quarter be similar to the first, or will it start to slow down second, third, fourth quarter?

Steve Brown - STAAR Surgical - CFO

We expect the remediation costs to tick down as we progress through the year.

James Sidoti - Sidoti & Company - Analyst

Okay. And do you think you'll have expense in all four quarters?

Steve Brown - STAAR Surgical - CFO

We anticipate having expense in all four quarters.

James Sidoti - Sidoti & Company - Analyst

So should we assume, because you'll still be spending throughout the year, that you don't expect to get to I guess the ultimate goal by the end of 2015? You think the work will continue throughout the entire year?

Caren Mason - STAAR Surgical - President & CEO

Yes, we believe that the work that we need to do is systemic and will take time beyond 2015 to properly rebuild our quality system to the level we want it to be.

James Sidoti - Sidoti & Company - Analyst

And I know you don't like to comment about the FDA, but is it reasonable to assume that you wouldn't expect an FDA decision until you're done with your portion of this remediation process?

Caren Mason - STAAR Surgical - President & CEO

No, we would never predict when the FDA will respond. What we have done is sent the FDA a proposal of what we are doing in terms of remediation and systemic correction, and it is their timetable in terms of response obviously they manage. And our focus is to do the right thing and to continue on with our remediation efforts.

James Sidoti - Sidoti & Company - Analyst

Okay. All right. And then if we look at the quarter, Steve, overall volumes for ICOs, were they up in the quarter? I know you gave us Europe and Asia, but overall, were the volumes up?

Steve Brown - STAAR Surgical - CFO

Moderately so.

James Sidoti - Sidoti & Company - Analyst

Okay. And how about for IOLs, what was the sales of IOLs on a constant currency basis? What was that decline?

Steve Brown - STAAR Surgical - CFO

Constant currency, which is virtually all IOLs, was about $700,000 in the quarter.

James Sidoti - Sidoti & Company - Analyst

So (technical difficulty).

Operator

Our next question comes from Chris Cooley from Stephens. Your line is open, please go ahead.

Chris Cooley - Stephens, Inc. - Analyst

Hello, can you hear me this time?

Caren Mason - STAAR Surgical - President & CEO

Yes, we can hear you.

Chris Cooley - Stephens, Inc. - Analyst

Okay, sorry about that earlier. I don't know what happened.

Caren Mason - STAAR Surgical - President & CEO

It's okay.

Chris Cooley - Stephens, Inc. - Analyst

I guess maybe (inaudible) I might just follow John's questions there, a little bit of clarity, is how to get a better understanding on the IOL side, how much of the decline in the quarter was attributable to your election to discontinue the low margin product? And similarly, help us think about what kind of an underlying growth rate was on kind of constant currency basis on the IOL portfolio, maybe ex that election. Help to kind of think about maybe a little bit more about kind of base rate there. Then I have one quick follow-up.

Steve Brown - STAAR Surgical - CFO

Sure. Quarter-over-quarter, ex-currency, it was a decline of about 11%.

Chris Cooley - Stephens, Inc. - Analyst

And that's ex-currency and ex the impact of your voluntary --

Steve Brown - STAAR Surgical - CFO

Just ex-currency, Chris. The discontinuation in China had a small impact on it. It was just one of the drivers for Asia-Pac.

Chris Cooley - Stephens, Inc. - Analyst

Okay. And then switching back to the ICL, I think in the prior response you just mentioned the total volume increased modestly year-over-year. Could you give us an update on what type of yields that you're seeing there in Monrovia? Or maybe if you want to paint with broader strokes, help us to get a better feel for how much more you have to go as you continue to try and expand that capacity, and if there's any update on the inventory that you voluntarily set aside during the fourth calendar quarter, if that could potentially come in to meet the demand of the backlog that you highlighted there in the press release. Thanks.

Caren Mason - STAAR Surgical - President & CEO

Okay, Chris, I'll address the yield question and turn it over to Steve in terms of the inventory. Our monthly yields have gone up very nicely, starting in December, now in January and February. On our torics we're at 81%, and on our ICLs we're at 80% so our yields have come up very, very nicely and we actually had, as we said in the press release, we actually had the largest monthly ICL production in history for the company. And if you were to look at a bar graph in terms of TICL shipments per quarter, we're back on the positive trend line quarter after quarter consecutively. Steve?

Steve Brown - STAAR Surgical - CFO

And then on your second question, Chris. We were able to reduce the backlog and fill the quarter demand without accessing that inventory on hold.

Chris Cooley - Stephens, Inc. - Analyst

Okay. And I'll squeeze one other quick one in and I promise to get back in queue. I'm just trying to get a better understanding, I understand you don't want to try and predict the FDA, and I think that's certainly prudent, but can you maybe tell us when there might be the next opportunity to have either a dialogue with the agency or an exchange, either regarding the inventory or regarding the regulatory front? Just curious if there are any goalposts that we can point to as we go through 2015. Thanks so much.

Caren Mason - STAAR Surgical - President & CEO

Thanks, Chris. At this time we really can't comment on the schedule that the FDA is building in terms of their response to us, so it's just prudent for us not to comment. But we are doing everything we possibly can within the company, company-wide, in terms of building a culture of quality. We had a major kickoff yesterday, an all-employee meeting, where every functional area of the company is building the strategy together. It's an employee ownership, ground up culture change we'll call it, or culture improvement. So bottom line is, is for us it's all about doing this right. And as soon as we have any communication, we will share it, but at this time we won't get into the prediction of it, we just absolutely have no idea.

Chris Cooley - Stephens, Inc. - Analyst

Understood. Thank you so much.

Caren Mason - STAAR Surgical - President & CEO

Thank you.

Operator

Thank you. Our next question comes from Brian Weinstein from William Blair. Your line is open, please go ahead, sir.

Matt Larew - William Blair & Company, LLC - Analyst

Hi, good afternoon. This is Matt Larew for Brian. Can you hear me okay?

Caren Mason - STAAR Surgical - President & CEO

Yes, we can. Hi, Matt.

Matt Larew - William Blair & Company, LLC - Analyst

Hi. You know the last couple of quarters you've provided some direction about end-market dynamics in Korea, specifically with regards to ordering patterns at Woo Jeon and then in China, you know thinking about the number of new surgeons trained for CentraFLOW. So just curious if you could provide any additional color for any activity and trend in those two markets.

Caren Mason - STAAR Surgical - President & CEO

Sure. I'll address Korea. I did meet with our Korean distributor at ASCRS, and he and our country manager together presented a very excellent overview of what has transpired in Korea and where we are today. And bottom line is that we did have the pull back in refractive procedures that was discussed in the past. And then we followed that up, unfortunately with a backlog situation where we were unable to ship during the high season.

In Korea, they definitely, during the time from school, time out from school vacations, that's when many of the procedures happen. So the November to early February is the highest season of the year, and unfortunately that was right at the time when there [were the fears] that were continuing as well as our inability to ship. Our next opportunity is this summer as the summer vacation season kicks off, and then we'll start again in late fall.

In terms of the investment our distributor has made in helping to get the message out about the excellence of the ICL refractive procedure versus the fear around LASIK has been we feel successful. We need to measure that and a number of surveys are being taken now, but early indications even in transportation. So I think the bottom line is our Korean distributor and our country manager have done an excellent job of trying to remediate that situation quickly.

In terms of China and demand, we did talk in the press release about the fact that our orders in China are now 78% CentraFLOW. CentraFLOW is very exciting for us as we begin to expand that technology into all of the Asian using countries. The bottom line is that refractive surgery, vision correction as a whole, has a major emphasis now with a number of Chinese surgeons and investors who are basically partnering together to create a, maybe a similar situation in terms of number of patients and in terms of throughput and productivity that we saw here in the United States when LASIK was at its high point. So there's a real strong interest in China to help vision correction.

On the Nature magazine that I referred to in my script, you could see literally the sea of children who were -- and teenagers and young adults, who were wearing glasses and their sports gear. And so there's this great opportunity there in terms of growth, and everyone's pretty excited about it.

Matt Larew - William Blair & Company, LLC - Analyst

Okay, thanks for all that detail, Caren. And then the second one for me, you mentioned, you know in the US, trying to work with physicians to build compelling datasets for the future. Just if you could give us any idea of you know what kind of studies you'd be thinking about, whether that's length or patient size or specific outcomes. Anything you could help us there.

Caren Mason - STAAR Surgical - President & CEO

Sure. Basically what we want to do is develop a center of excellence's core capability in the company to really initially understand what surgeons desire when they want to address vision correction needs of their patients at all ages. And so we're basically starting from ground zero and taking a look, with our primary use surgeons as well as surgeons who do a lot of clinical (inaudible) who are at the academic level. And really from the basic point is start to build in feature sets that we believe will be critical now and in the future, overlaying into it some of the material advancements we plan to really focus upon over the next two years.

So you start with what the needs are. You build to those needs. You create your material collamer versions two, three and four, for example, and you start to look at what those vision answers will be. At the same time, you need to work very aggressively with working groups of surgeons who help you build the case for what it's going to take to do the right type of prospective clinical proof that the FDA requires. And so then building that case, and having those pre-IDE meetings with the FDA, making sure we're all in agreement what proof is, making sure we have the biostatistics and demographics right, then doing the studies, and then making sure when we get the approvals that we do the post-market analysis.

A lot of this has been modeled for us very successfully in Europe. And you know we just promoted Hans Blickensdoerfer, and one of the big reasons why is because he has done this the right way, and he has literally built this strategy very successfully in the European markets, and now we expect him to take it to Asia. So when we talk about that being a critical part of what we do, we think we can really impact the business very aggressively and get our product life cycles through much faster doing it this way.

Matt Larew - William Blair & Company, LLC - Analyst

Okay. Thanks a lot for that, Caren. And then, Steve, just a quick one for me on the gross margin. You mentioned, you know, a multitude of moving parts. If you could just help us break that out in terms of what might be more sustainable going forward versus what was more one time in the quarter that would be helpful. And that's all for me. Thanks.

Steve Brown - STAAR Surgical - CFO

Sure. I think the challenges with the euro and the impact on the average selling prices, of course it has to do with currency, it's hard to predict where that's going to go, but I do anticipate that that's going to be a continuing challenge for us. The positive trend is our unit cost reduction that continues. And I think when we were talking in the fourth quarter, we foreshadowed the expectation that our unit cost would improve and indeed they did so. As you can see, quarter-over-quarter is only 40 basis points, so is a very small change. And it was really the impact of the euro and average selling price as being offset by lower unit costs.

Operator

Thank you. Our next question comes from Larry Haimovitch from HMTC. Your line is open. Please go ahead.

Larry Haimovitch - HMTC - Analyst

Good afternoon, and I know you can hear me.

Caren Mason - STAAR Surgical - President & CEO

Yes, we can. Hi, Larry.

Larry Haimovitch - HMTC - Analyst

That's great. Hi, Caren, Steve. My question concerns IOLs. I've never really asked this question before because all of us focus so much on the ICL, which has been such an incredible and positive driver over the last several years. But in the midst of all this, unfortunately, as I'm sure you're painfully aware, the IOL business has continued to just drift away and drift away, and continues to do so. Caren, have you had any thoughts at all, in your first you know couple of months onboard, about what types of things might turn the IOL business around and make it a growth business rather than a declining business?

Caren Mason - STAAR Surgical - President & CEO

Yes. Thanks for the question, Larry. It's a good one. There's no doubt that the IOL market is going to grow exponentially over the next 10 to 20 years. A lot of surveys certainly have focused in on that area. We have some ideas about how we might be able to address the IOL market differently with new material, as well as certain vision correction features we would like very much to build into the lens, which would differentiate us from the lenses that are on the market today.

I think the company's determination over the last several years that being in the premium IOL segment made sense because of the very tough cost and price profiles of large competitors was probably correct. But I do believe that there is the opportunity with some technologies we're looking at and some projects that are currently under way, that we could readdress the IOL market in a different facet. So yes, I agree with you, we're definitely looking further toward building IOL business.

Operator

Thank you. I'd like to hand the conference back over to Caren Mason, President and CEO, for closing remarks.

Caren Mason - STAAR Surgical - President & CEO

Well thanks everyone for your participation on our call today. We appreciate your interest and your investment in the company. All the best to all of you. Take care.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This concludes our program. You may all disconnect.